Exhibit 99.1

Press Release

THE TITAN CORPORATION AND L-3 COMMUNICATIONS AGREE TO $2.65 BILLION MERGER

Titan Shareholders to Receive $23.10 Per Share in Cash

SAN DIEGO, CA — June 3, 2005 — The Titan Corporation (NYSE:TTN), a leading national security solutions provider, and defense contractor L-3 Communications (NYSE:LLL) have entered into a definitive agreement for L-3 to acquire Titan in an all-cash merger at a price of $23.10 per share.  The total value of the transaction, including L-3’s assumption of Titan’s debt, is expected to be approximately $2.65 billion at closing.

The transaction, which has been approved by the boards of directors of each company, is subject to approval by Titan shareholders, the execution and court filing of definitive settlements of the litigation described below, government regulatory reviews and other closing conditions contained in the merger agreement.  Titan’s board of directors is unanimously recommending that Titan’s shareholders approve the transaction.

Dr. Gene W. Ray, Titan chairman, president and chief executive officer, said, “I am confident that this transaction is in the best interests of our shareholders, our customers, and our employees.  During our 24-year history, Titan has grown by providing our military and government agency customers with effective, high-quality products, services and solutions tailored to their specialized and ever-evolving needs.

“This merger with L-3 will create a company with greater resources and the operational flexibility to offer our customers an even broader spectrum of innovative systems and quality solutions,” he added.

Concurrently with entering into the merger agreement, Titan entered into memoranda of understanding to settle securities law class actions and derivative suits pending in both Federal and State courts in California and the Delaware Court of Chancery. These settlements will become effective after the closing of the merger and receiving court approvals.  Details of the settlements may be found in Titan’s 8-K to be filed with the SEC.

While no assurances can be made, Titan expects the merger to close prior to year end and possibly by the end of the third quarter.

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers.  As a provider of national security solutions, the company has approximately 12,000 employees and expected revenues for the full calendar year 2005 of approximately $2.4 billion.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

3033 Science Park Road • San Diego, California 92121

(858) 552-9500

Titan was advised by Lehman Brothers Inc. and Relational Advisors LLC, each of which rendered a fairness opinion to the Titan Board of Directors.  Willkie Farr & Gallagher LLP served as legal advisor to Titan on the transaction.

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Additional Information and Where to Find It

In connection with the proposed merger, Titan will file a proxy statement and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TITAN AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Titan at http://www.sec.gov, the SEC’s Web site. Free copies of Titan’s SEC filings are also available on Titan’s Web site at www.titan.com.

Participants in the Solicitation

Titan and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Titan’s stockholders with respect to the proposed merger. Information regarding the officers and directors of Titan is included in its definitive proxy statement for its 2005 annual meeting filed with the SEC on April 29, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.

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The statements in this news release, including those made by Gene Ray, that are not historical facts are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  These forward looking statements include expectations regarding the timing and receipt of regulatory and stockholder approval, expectations about our ability to enter into definitive settlement agreements of securities litigation consistent with memoranda of understanding  and our ability to otherwise satisfy the conditions to closing. Such statements are subject to risks and uncertainties that could cause our actual results to differ materially from those set forth or implied by the forward looking statements.   These risks and uncertainties include the risks described in our filings with the Securities and Exchange Commission and the risks inherent in obtaining regulatory clearances, the risks inherent in settling securities litigation and obtaining court approval, which are not fully within the control of Titan, and the risk of unknown adverse developments or events that could result in conditions to closing not be satisfied in a timely manner or at all.

Media Contact: Wil Williams, Vice President for Corporate Communications, (858) 552-9724 or wwilliams@titan.com

Investor Relations Contact:  The Berlin Group, Inc. (858) 552-9896 or invest@titan.com

If you would like to receive press releases via electronic mail, please contact: invest@titan.com

For more information on The Titan Corporation, please visit our website at: www.titan.com or visit Titan’s investor page at: www.titan.com/investor